Exhibit 99.1

FOR IMMEDIATE RELEASE

March 10, 2015

TEJON RANCH CO. NAMES EXECUTIVE VICE PRESIDENT OF REAL ESTATE

VIA BUSINESS WIRE: (Tejon Ranch, CA) — Tejon Ranch Co. (NYSE: TRC) announced today that Joe Rentfro has joined the company as Executive Vice President of Real Estate. Rentfro is a veteran real estate executive with 25 years of experience, including development oversight for some of the highest profile projects in the USA and Middle East. He has managed development projects totaling more than $7 billion and been responsible for creating or leading the design and/or development of more than 50 master-planned, mixed-use, hospitality, residential, retail, commercial and infrastructure projects.

“We are extremely pleased to have a person of the caliber and experience of Joe Rentfro lead our real estate development efforts,” said Gregory S. Bielli, President and CEO of Tejon Ranch Co. “He has a global track record of success, and given the diversity of our real estate ventures, his wide range of experience will serve us well.”

For the last five years, Rentfro directed development efforts for a number of major projects within the Emirate of Abu Dhabi in the United Arab Emirates. Notable developments include the Westin Abu Dhabi Golf Resort & Spa, Monte Carlo Beach Club-Saadiyat, Eastern Mangroves Resort and Residences, St. Regis Saadiyat Island Resort and Residences, and the Al Yamm and Al Sahel Villas at the Desert Islands Resort & Spa by Anantara. Most recently, he oversaw design, development, asset management, retail leasing, business operations and budgeting for a subsidiary of the Executive Affairs Authority, which plans, develops and delivers projects on behalf of the Government of Abu Dhabi, projects including New York University Abu Dhabi.

Prior to his work in the Middle East, Rentfro held executive positions at The St. Joe Company (NYSE: JOE), ascending ultimately to Regional Vice President and General Manager. There he led all efforts related to planning, design, entitlement, development, construction, asset management, marketing and sales for real estate operations within a 330,000-acre region along the Gulf Coast in Northwest Florida.

During his tenure with St. Joe, the largest landowner in the State of Florida with ownership of more than one million acres, he was responsible for the sale of many millions of dollars in real estate assets, including single family homes, residential lots, industrial/business park sites, entitled parcels, right-of-ways, and timberlands.

Renfro has also held executive positions with Aramark Corporation (NYSE: RMK) and Marriott International, Inc. (NYSE: MAR)—as well as positions early in his career with PKF Consulting, Loews Hotels & Resorts, and The Walt Disney Company (NYSE: DIS).

A native Texan, Rentfro received a bachelor degree from Texas A&M University, his Master’s Degree from Georgia Institute of Technology and has completed executive education programs at Penn State University’s Smeal College of Business, Harvard Business School, and Stanford’s Graduate School of Business.

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About Tejon Ranch Company (NYSE: TRC)

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield. For more information on the company, visit www.tejonranch.com

CONTACT:	Barry Zoeller, Vice President
Corporate Communications & Investor Relations
(661) 663-4212
bzoeller@tejonranch.com